[LOGO]
ROBOCOM SYSTEMS INC.
AUTOMATION & COMPUTER SYSTEMS ENGINEERING
511 OCEAN AVENUE, MASSAPEQUA, NEW YORK 11758 (516) 795-5100 Fax (516) 795-6933

Mr. Tony Cummings
QED Information Systems
8899 University Center Lane
Suite 310
San Diego, CA 92122

Let this letter serve as a pro tem non-exclusive agreement between Robocom Systems Inc., of Massapequa, NY, (RSI) and QED Information Systems of San Diego, CA (QED).

License Grant

During the term of this agreement, RSI grants to QED a non-exclusive right to sublicense to End Users copies of RSI's software products (RIMS).

Territory

QED is responsible for sales and marketing efforts in the state of California. This is no way precludes the sale of RIMS elsewhere.

Term

This agreement shall remain in force until all fees are shared as stipulated with respect to the sale of a RIMS license to New England Power Company; or a formal agreement is accepted between both parties, whichever occurs first.

Trade Secrets

QED acknowledges that RSI has advised it that the Software and related documentation are valuable proprietary information and trades secrets of RSI and that QED is to treat such information confidentially. A non-disclosure agreement is attached.

RSI Obligations

RSI shall:

1.   Provide all maintenance to New England Power under separate contract

2. Provide sales and technical support to QED in order QED to successfully compete for this business.

3. Warrant the product will work substantially as described in all applicable RSI published documentation

QED Obligations

QED shall:

1. Warrants that it has expertise, knowledge and experience in the proposed work to be done.

2. Apply its best efforts to win the contract available for New England Power's warehouse management needs.

3. Follow RSI's pricing policies and present RSI's capabilities and services in an accurate manner.

Fees and Payment

For the purposes of paying QED for its efforts in relation to the licensing of RIMS to New England Power, RSI shall pay QED 30% of the cost of the license fee. Payment shall be made within fifteen days of RSI being in receipt of payment from New England Power.

Cancellation

This agreement shall remain in force unless canceled for due cause by either party. Due cause shall include but not be limited to: legal action taken against either party dealing with insolvency, bankruptcy or suspension of payment; a receiver is appointed over the assets of either party; QED enters into a deed of arrangement; QED ceases to function as a going concern; or QED knowingly misrepresents the capabilities, functions or features of RIMS.

Agreed to on the date below:





/s/  Richard L. Wilkins                 /s/  Anthony (Tony) Cummings
     ------------------                      ------------------------
     Richard L. Wilkins                      Tony Cummings
     Director of Sales
     and Marketing


Date:                                   Date: 7/28/96